EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of SharpSpring, Inc. (the “Company”) for the year ended December 31, 2019 of our report dated March 16, 2020 included in its Registration Statements on Form S-8 (Nos. 333-226961, 333-219083, 333-212466, 333-197652, and 333-233579) and Form S-3 (Nos. 333-222850, 333-201350, 333-231758, and 333-235576) relating to the consolidated financial statements and financial statement schedules as of December 31, 2019 and 2018, and for the years then ended, and the effectiveness of internal controls over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) for the Company as of December 31, 2019.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
March 16, 2020